HomeStreet, Inc. Reports First Quarter 2020 Results and Quarterly Dividend Authorization

Key highlights and developments:

•
Adopted the Current Expected Credit Losses ("CECL") accounting standard resulting in an increase in our allowance for credit losses of $3.7 million at January 1, 2020, or 9%, as compared to our December 31, 2019 aggregate reserve levels. This "Day 1" adjustment was recorded in retained earnings and did not impact net income

•	Recorded a provision for credit losses of $14.0 million in the first quarter of 2020 exclusively due to the forecasted economic impacts of COVID-19

•	Reported net income for the first quarter of 2020 of $7.1 million, or $0.30 per diluted share, compared with $11.0 million, or $0.45 per diluted share for the fourth quarter of 2019

•	Reported core net income for the first quarter of 2020 of $8.1 million, or $0.34 per diluted share, compared with $12.7 million, or $0.52 per diluted share for the fourth quarter of 2019

•	Reported core pre provision income from continuing operations before income taxes of $24.1 million in the first quarter of 2020

•	Increased net interest margin for the first quarter of 2020 to 2.93% compared to 2.87% for the fourth quarter of 2019

•	Period ending cost of deposits fell from 1.22% on December 31, 2019, to 0.72% on March 31, 2020

•	Increased business core deposits - checking, savings and money market by $72.6 million, or 4.5%, and increased consumer core deposits by $117.5 million, or 6.1%

•	Reduced full time equivalent employees to 996 at March 31, 2020 compared to 1,071 and 1,221 at December 31, 2019 and June 30, 2019, a 7.0% and 18.4% reduction, respectively

•
Ended the quarter with consolidated Tier 1 and Risk-Based capital ratios of 10.06% and 13.95%, respectively at the Bank, 10.15% and 13.50%, respectively at the Company, and tangible book value per share of $27.52

•	Authorized a quarterly dividend of $0.15 per share to be paid on May 20, 2020 to holders of our common stock of record on May 4, 2020

•	Repurchased a total of 580,278 shares of our common stock at an average price of $27.57 per share in the first quarter of 2020

•	Suspended our $25 million stock repurchase program with $17.1 million in authorized purchases remaining, and withdrew the subsequent $10 million additional repurchase authorization

SEATTLE –April 27, 2020 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the Company recognized net income for the first quarter of 2020 of $7.1 million, or $0.30 income per diluted share compared with net income of $11.0 million, or $0.45 income per diluted share for the fourth quarter of 2019.
Beginning in February 2020, our markets have been significantly impacted by the COVID-19 pandemic, including lengthy stay-at-home orders in all states where we do business which has contributed to significant business disruption for many of our customers and created substantial increases in unemployment. Financial markets and overall economic conditions have also been negatively impacted worldwide. We are working hard to support our communities and our customers while also protecting our employees, and we have taken a number of steps to maintain business continuity so that we can continue to meet the needs of our customers and communities. Certain measures contained in the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), which was signed into law on March 27, 2020, are providing us with the tools to help our customers through this difficult time. We have devoted significant time and resources to processing loans backed by the Small Business Administration under the Paycheck Protection Program. We began taking applications for these loans on April 3, 2020, and as of April 16, 2020, when the Treasury department advised that all funds available had been allocated, we had approved and registered 396 loans for an aggregate $158.2 million. In addition, the CARES Act allows banks to grant loan forbearance or modifications to customers to defer principal and interest payments on certain loans. This new law and related regulatory guidance allows these loans to initially avoid treatment as troubled debt restructured loans for accounting or regulatory reporting purposes.
We are also taking steps to protect our employees, customers and vendors. We have committed to no COVID-19 related layoffs. All of our employees who are able to work remotely are doing so, with only certain operationally critical employees, including branch employees, working on-site. Additionally, we have limited our branch lobbies to appointment only access with social distancing procedures, provided personal protective equipment, provided COVID-19 paid sick time and additional personal paid time off for front line workers and eliminated out of pocket costs for employee COVID-19 medical care. While it has been an adjustment, the business of the bank has continued without significant interruption.
Although the CARES Act allows for the deferral of the adoption of the CECL accounting standard, we have chosen to continue with its adoption.

“This is a period of enormous stress on the global, national, regional, and local economies, and our Company will be adversely affected in ways we are still trying to quantify,” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “The situation is changing rapidly, with many unknowns, and our customers, employees and communities are all experiencing adverse impacts and personal tragedies. Moreover, we must acknowledge that there is the potential for permanent changes in the way we interact and do business. Nevertheless, I believe that HomeStreet is well positioned to navigate this crisis successfully.”
“At present, we have a strong capital position, well in excess of the levels to be considered well-capitalized under regulatory standards for both the Bank and the Company. This past quarter we increased our allowance for credit losses in anticipation of potential credit losses that may occur as a result of the crisis. Beyond our strong capital position and increased allowance for credit losses our current earnings provide meaningful additional capacity to absorb future credit losses. Additionally, today we have ample liquidity and access to more from our contingent sources.”
“On March 19, 2020 we suspended our share repurchase program because we believe it is prudent to preserve our capital to provide more protection against potential credit losses and to provide more support for lending activities that may become crucial to supporting our communities. We anticipate restarting our share repurchase program when we have greater clarity on the impact of the crisis on our Company. We believe our loan portfolio is conservatively underwritten and that most of our borrowers are in an economic position that should allow them to persevere through this crisis. We are working with certain borrowers who are disproportionately impacted by the virus and its effects on our economy, to defer or modify payments, pursue other forbearances and, where appropriate, extend additional credit. Additionally, while we significantly reduced the size of our mortgage banking business in 2019, our retained mortgage banking business is experiencing the benefits of lower interest rates and related high levels of refinancing. This additional income has and will mitigate the negative impact to our earnings from credit losses and additional expenses incurred during this crisis.”
“During this crisis we expect some deterioration of our loan portfolio credit quality, with certain commercial loans most at risk. Our loan portfolio has, by design, limited concentrations by product type, industry, and geography in order to help limit our risk of exposure to any one part of the market. To mitigate additional risk to our portfolio, we have among other things temporarily suspended lending to borrowers operating in the most adversely affected industries.”
“We are also working proactively to mitigate individual risks, helping our most at-risk borrowers to find appropriate banking solutions to the challenges they are facing. Much of the team that managed HomeStreet through the Great Recession remains at the Company in key positions. This experience will be invaluable as we navigate the current crisis.”
“There is still much work ahead of us and the ultimate impact of the pandemic is still largely unknown. Management is working closely with our Board and our advisors as we plan and execute our response to the significant disruption caused by the crisis. Reflecting our confidence in our ability to successfully navigate this crisis, the Board of Directors declared a $0.15 common stock dividend to be paid to shareholders of record on May 4, 2020.”
“On behalf of the entire Board of Directors, I want to commend the courage and dedication of our employees in pursuing our goals and serving our customers and communities during this time of personal risk and uncertainty. As a regional community bank, HomeStreet Bank plays an important role in supporting our local communities through this crisis and we believe HomeStreet is well positioned to help our customers and communities move past this pandemic.”

Conference Call
HomeStreet, Inc., the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 28, 2020 at 1:00 p.m. EDT. Mark K. Mason, President and CEO, and Mark R. Ruh, Executive Vice President and Chief Financial Officer, will discuss first quarter 2020 results and provide an update on recent activities. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at http://dpregister.com/10142720 or may join the call by dialing 1-877-508-9589 (1-855-669-9657 in Canada and 1-412-317-1075 internationally) shortly before 1:00 p.m. EDT.
A rebroadcast will be available approximately one hour after the conference call by dialing 1-877-344-7529 and entering passcode 10142720.

The information to be discussed in the conference call will be posted on the Company's web-site after the market closes on Monday, April 27, 2020.
About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and an Equal Housing Lender.

Contact:	Investor Relations:
HomeStreet, Inc.
Gerhard Erdelji (206) 515-4039
Gerhard.Erdelji@HomeStreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Income statement data (for the period ended):
Net interest income	$45,434	$45,512	$47,134	$49,187	$47,557
Provision for credit losses	14,000	(2,000)	—	—	1,500
Noninterest income	32,630	21,931	24,580	19,829	8,092
Noninterest expense	55,184	53,215	55,721	58,832	47,846
Income from continuing operations before income taxes	8,880	16,228	15,993	10,184	6,303
Income tax expense from continuing operations	1,741	3,123	2,328	1,292	1,245
Income from continuing operations	7,139	13,105	13,665	8,892	5,058
(Loss) income from discontinued operations before income taxes	—	(3,357)	190	(16,678)	(8,440)
Income tax (benefit) expense from discontinued operations	—	(1,240)	28	(2,198)	(1,667)
(Loss) income from discontinued operations (1)	—	(2,117)	162	(14,480)	(6,773)
NET INCOME (LOSS)	$7,139	$10,988	$13,827	$(5,588)	$(1,715)
Basic income (loss) per common share:
Income from continuing operations	$0.30	$0.54	$0.55	$0.32	$0.19
(Loss) income from discontinued operations	—	(0.09)	0.01	(0.54)	(0.25)
Basic income (loss) per common share	$0.30	$0.45	$0.55	$(0.22)	$(0.06)
Diluted income (loss) per common share:
Income from continuing operations	$0.30	$0.54	$0.54	$0.32	$0.19
(Loss) income from discontinued operations	—	(0.09)	0.01	(0.54)	(0.25)
Diluted income (loss) per common share	$0.30	$0.45	$0.55	$(0.22)	$(0.06)

Common shares outstanding	23,376,793	23,890,855	24,408,513	26,085,164	27,038,257

Core net income (3)	$8,110	$12,715	$13,505	$4,076	$8,139
Core diluted income per common share (3)	$0.34	$0.52	$0.54	$0.14	$0.30
Core net income from continuing operations (3)	$8,110	$14,944	$14,338	$10,018	$5,255
Core diluted income from continuing operations per common share (3)	$0.34	$0.61	$0.57	$0.36	$0.20
Pre provision income from continuing operations before income taxes	$22,880	$14,228	$15,993	$10,184	$7,803
Core pre provision income from continuing operations before income taxes	$24,109	$16,556	$16,845	$11,609	$8,052
Weighted average number of shares outstanding:
Basic	23,688,930	24,233,434	24,419,793	26,619,216	27,021,507
Diluted	23,860,280	24,469,891	24,625,938	26,802,130	27,185,175
Shareholders' equity per share	$28.97	$28.45	$28.32	$27.75	$27.63
Tangible book value per share (3)	$27.52	$27.02	$26.83	$26.34	$26.26

Financial position (at period end):
Loans held for investment, net	$5,034,930	$5,072,784	$5,139,108	$5,287,859	$5,345,969
Total assets	6,806,718	6,812,435	6,835,878	7,200,790	7,171,405
Deposits	5,257,057	5,339,959	5,804,307	5,590,893	5,178,334
Shareholders' equity	677,314	679,723	691,136	723,910	747,031

Other data:
Full-time equivalent employees (ending)	996	1,071	1,132	1,221	1,937

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Financial performance, continuing and discontinued:
Return on average shareholders' equity (2)	4.13%	6.27%	7.98%	(3.02)%	(0.91)%
Return on average shareholders' equity, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related and acquisition-related expenses (net of tax) (3)	4.70%	7.26%	7.79%	2.19%	4.34%
Return on average tangible shareholders' equity, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related and acquisition-related expenses (net of tax) (3)	4.94%	7.64%	8.22%	2.31%	4.51%
Return on average assets	0.42%	0.64%	0.79%	(0.31)%	(0.10)%
Return on average assets, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related and acquisition-related expenses (net of tax) (3)	0.48%	0.74%	0.77%	0.22%	0.45%
Net interest margin (4)	2.93%	2.87%	2.96%	3.11%	3.11%
Efficiency ratio (5)	70.69%	83.87%	78.08%	106.83%	100.66%
Core efficiency ratio (3)(6)	69.11%	80.63%	78.63%	93.96%	87.81%
Financial performance, continuing operations:
Return on average shareholders' equity (2)	4.13%	7.48%	7.88%	4.80%	2.70%
Return on average shareholders' equity, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (3)	4.70%	8.53%	8.27%	5.41%	2.80%
Return on average tangible shareholders' equity	4.35%	7.87%	8.32%	5.05%	2.80%
Return on average tangible shareholders' equity, excluding, restructuring-related and acquisition-related expenses (net of tax) (3)	4.94%	8.98%	8.73%	5.69%	2.91%
Return on average assets (8)	0.42%	0.76%	0.78%	0.49%	0.28%
Return on average assets, excluding income tax reform-related benefit, restructuring-related and acquisition-related expenses (net of tax) (3)	0.48%	0.87%	0.82%	0.55%	0.29%
Efficiency ratio (5)	70.69%	78.90%	77.70%	85.24%	85.98%
Core efficiency ratio (3)(6)	69.11%	75.45%	76.51%	83.17%	85.53%
Financial performance, continuing and discontinued:
Asset quality:
Allowance for credit losses/total loans (9)	1.14%	0.82%	0.84%	0.81%	0.80%
Allowance for credit losses/nonaccrual loans(10)	449.32%	324.80%	349.37%	435.59%	271.99%
Nonaccrual loans/total loans	0.25%	0.25%	0.24%	0.19%	0.29%
Nonperforming assets/total assets	0.21%	0.21%	0.21%	0.16%	0.23%

Regulatory capital ratios for the Bank: (7)
Tier 1 leverage capital (to average assets)	10.06%	10.56%	10.17%	9.86%	11.17%
Tier 1 common equity risk-based capital (to risk-weighted assets)	12.75%	13.50%	13.45%	13.26%	14.88%
Tier 1 risk-based capital (to risk-weighted assets)	12.75%	13.50%	13.45%	13.26%	14.88%
Total risk-based capital (to risk-weighted assets)	13.95%	14.37%	14.37%	14.15%	15.77%
Risk-weighted assets	$5,267,667	$5,276,694	$5,207,244	$5,350,351	$5,347,115
Regulatory capital ratios for the Company: (7)
Tier 1 leverage capital (to average assets)	10.15%	10.16%	10.04%	10.12%	10.73%
Tier 1 common equity risk-based capital (to risk-weighted assets)	11.24%	11.43%	11.67%	11.99%	12.62%
Tier 1 risk-based capital (to risk-weighted assets)	12.32%	12.52%	12.77%	13.06%	13.68%
Total risk-based capital (to risk-weighted assets)	13.50%	13.40%	13.69%	13.95%	14.58%
Risk-weighted assets	$5,567,854	$5,522,728	$5,456,964	$5,628,362	$5,626,399

(1)	Discontinued operations accounting was terminated effective January 1, 2020, as it was no longer material to our consolidated operations.

(2)	Net earnings available to common shareholders divided by average shareholders' equity.

(3)
Core net income; core diluted income per common share; core net income from continuing operations, core diluted income from continuing operations per common share, tangible book value per share of common share; core efficiency ratio; return on average shareholders' equity, return on average tangible shareholders' equity, return on average assets and core pre provision net operating income from continuing operations, in each case excluding income tax reform-related items, restructuring related items and acquisition-related items, are non-GAAP financial measures. For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.

(4)	Net interest income divided by total average interest-earning assets on a tax equivalent basis.

(5)	Noninterest expense divided by total net revenue (pre-provision net interest income and noninterest income).

(6)	Noninterest expense divided by total net revenue (pre-provision net interest income and noninterest income), adjusted for restructuring-related and acquisition-related items.

(7)	Regulatory capital ratios at March 31, 2020 are preliminary.

(8)	Includes assets of both continuing and discontinued operations.

(9)	Prior to January 1, 2020 and the adoption of ASU 2016-13 CECL, this calculation represented the Allowance for Loan Losses/Total Loans.

(10)	Prior to January 1, 2020 and the adoption of ASU 2016-13 CECL, this calculation represented the Allowance for Loan Losses/Non-Accrual Loans.

HomeStreet, Inc. and Subsidiaries
Five Quarter and Year to Date Consolidated Statements of Operations

	Quarter Ended
(in thousands, except share data)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Interest income:
Loans	$59,114	$61,443	$64,803	$67,015	$62,931
Investment securities	4,387	5,204	4,879	4,884	5,564
Other	248	120	395	180	188
	63,749	66,767	70,077	72,079	68,683
Interest expense:
Deposits	14,783	18,635	20,502	16,940	14,312
Federal Home Loan Bank advances	1,310	564	501	3,635	4,642
Federal funds purchased and securities sold under agreements to repurchase	458	227	39	463	304
Long-term debt	1,590	1,655	1,698	1,725	1,744
Other	174	174	203	129	124
	18,315	21,255	22,943	22,892	21,126
Net interest income	45,434	45,512	47,134	49,187	47,557
Provision for credit losses	14,000	(2,000)	—	—	1,500
Net interest income after provision for credit losses	31,434	47,512	47,134	49,187	46,057
Noninterest income:
Net gain on loan origination and sale activities	22,541	13,386	15,951	12,178	2,607
Loan servicing income	5,607	1,896	2,687	2,176	1,043
Depositor and other retail banking fees	1,890	2,078	2,079	2,024	1,745
Insurance agency commissions	406	491	603	573	625
Gain (loss) on sale of investment securities available for sale	112	121	(18)	137	(247)
Other	2,074	3,959	3,278	2,741	2,319
	32,630	21,931	24,580	19,829	8,092
Noninterest expense:
Salaries and related costs	32,043	29,878	32,793	34,239	25,279
General and administrative	7,966	8,297	9,539	7,844	8,182
Amortization of core deposit intangibles	345	411	429	461	333
Legal	610	(655)	594	1,824	(204)
Consulting	934	894	866	887	1,408
Federal Deposit Insurance Corporation assessments (recoveries)	771	860	(694)	833	821
Occupancy	5,521	6,592	4,856	5,826	4,968
Information services	6,942	6,964	7,325	6,948	7,088
Net cost (benefit) from operation and sale of other real estate owned	52	(26)	13	(30)	(29)
	55,184	53,215	55,721	58,832	47,846
Income from continuing operations before income taxes	8,880	16,228	15,993	10,184	6,303
Income tax expense from continuing operations	1,741	3,123	2,328	1,292	1,245
Income from continuing operations	7,139	13,105	13,665	8,892	5,058
(Loss) income from discontinued operations before income taxes	—	(3,357)	190	(16,678)	(8,440)
Income tax (benefit) expense for discontinued operations	—	(1,240)	28	(2,198)	(1,667)
(Loss) income from discontinued operations	—	(2,117)	162	(14,480)	(6,773)
NET INCOME (LOSS)	$7,139	$10,988	$13,827	$(5,588)	$(1,715)

Basic income (loss) per common share:
Income from continuing operations	$0.30	$0.54	$0.55	$0.32	$0.19
(Loss) income from discontinued operations	—	(0.09)	0.01	(0.54)	(0.25)
Basic income (loss) per share	$0.30	$0.45	$0.55	$(0.22)	$(0.06)
Diluted income (loss) per common share:
Income from continuing operations	$0.30	$0.54	$0.54	$0.32	$0.19
(Loss) income from discontinued operations	—	(0.09)	0.01	(0.54)	(0.25)
Diluted income (loss) per share	$0.30	$0.45	$0.55	$(0.22)	$(0.06)
Basic weighted average number of shares outstanding	23,688,930	24,233,434	24,419,793	26,619,216	27,021,507
Diluted weighted average number of shares outstanding	23,860,280	24,469,891	24,625,938	26,802,130	27,185,175

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Statements of Financial Condition

(in thousands, except share data)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Assets:
Cash and cash equivalents	$72,441	$57,880	$74,788	$99,602	$67,690
Investment securities	1,058,492	943,150	866,736	803,819	816,878
Loans held for sale	140,527	208,177	172,958	145,252	56,928
Loans held for investment, net	5,034,930	5,072,784	5,139,108	5,287,859	5,345,969
Mortgage servicing rights	80,053	97,603	90,624	94,950	95,942
Other real estate owned	1,342	1,393	1,753	1,753	838
Federal Home Loan Bank stock, at cost	26,795	22,399	8,764	24,048	32,533
Premises and equipment, net	74,698	76,973	78,925	81,167	85,635
Lease right-of-use assets	91,375	94,873	101,843	102,353	113,083
Goodwill	28,492	28,492	30,170	30,170	29,857
Other assets	197,573	180,083	187,298	176,888	169,268
Assets of discontinued operations	—	28,628	82,911	352,929	356,784
Total assets	$6,806,718	$6,812,435	$6,835,878	$7,200,790	$7,171,405
Liabilities and shareholders' equity:
Liabilities:
Deposits	$5,257,057	$5,339,959	$5,804,307	$5,590,893	$5,178,334
Federal Home Loan Bank advances	463,590	346,590	5,590	387,590	599,590
Accounts payable and other liabilities	78,959	79,818	84,095	102,943	126,546
Federal funds purchased and securities sold under agreements to repurchase	—	125,000	—	—	27,000
Other borrowings	95,000	—	—	—	—
Long-term debt	125,697	125,650	125,603	125,556	125,509
Lease liabilities	109,101	113,092	120,072	121,677	130,221
Liabilities of discontinued operations	—	2,603	5,075	148,221	237,174
Total liabilities	6,129,404	6,132,712	6,144,742	6,476,880	6,424,374
Shareholders' equity:
Temporary shareholders' equity
Shares subject to repurchase	—	—	—	52,735	—
Permanent shareholders' equity
Preferred stock, no par value
Authorized 10,000 shares	—	—	—	—	—
Common stock, no par value
Authorized 160,000,000 shares	511	511	511	511	511
Additional paid-in capital	293,791	300,218	309,649	308,705	342,049
Retained earnings	365,283	374,673	372,981	359,252	411,826
Accumulated other comprehensive income (loss)	17,729	4,321	7,995	2,707	(7,355)
Total permanent shareholders' equity	677,314	679,723	691,136	671,175	747,031
Total liabilities, temporary shareholders' equity and permanent shareholders' equity	$6,806,718	$6,812,435	$6,835,878	$7,200,790	$7,171,405

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields and Rates Paid (Taxable-equivalent basis)

	Quarter Ended March 31,			Quarter Ended December 31,			Quarter Ended March 31,
	2020			2019			2019
(in thousands)	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost

Assets:
Interest-earning assets: (1)
Cash and cash equivalents	$41,652	$5	0.05%	$64,158	$127	0.78%	$58,650	$184	1.27%
Investment securities	993,158	5,317	2.14%	892,833	5,620	2.52%	891,813	6,048	2.71%
Loans held for sale (4)	137,409	1,367	3.98%	187,099	1,818	3.89%	285,080	3,344	4.69%
Loans held for investment	5,080,928	57,878	4.52%	5,184,089	59,965	4.55%	5,236,387	63,034	4.82%
Total interest-earning assets	6,253,147	64,567	4.10%	6,328,179	67,530	4.21%	6,471,930	72,610	4.50%
Noninterest-earning assets (2)(4)	572,846			535,775			721,795
Total assets	$6,825,993			$6,863,954			$7,193,725
Liabilities and shareholders' equity:
Deposits:(4)
Interest-bearing demand accounts	$369,439	$341	0.37%	$374,084	$366	0.39%	$375,530	$375	0.41%
Savings accounts	220,150	98	0.18%	224,239	120	0.21%	240,900	150	0.25%
Money market accounts	2,261,776	6,306	1.12%	2,229,704	7,437	1.32%	1,932,317	5,803	1.21%
Certificate accounts	1,482,391	8,134	2.21%	1,846,770	10,809	2.32%	1,597,031	8,153	2.07%
Total interest-bearing deposits (5)	4,333,756	14,879	1.38%	4,674,797	18,732	1.59%	4,145,778	14,481	1.41%
Federal Home Loan Bank advances	333,821	1,310	1.55%	125,414	636	1.99%	833,478	5,614	2.69%
Federal funds purchased and securities sold under agreements to repurchase	134,539	458	1.35%	53,163	227	1.67%	47,778	304	2.54%
Other borrowings	15,373	78	2.03%	9,119	78	3.42%	7,339	94	5.15%
Long-term debt	125,666	1,590	5.04%	125,619	1,655	5.23%	125,480	1,744	5.56%
Total interest-bearing liabilities	4,943,155	18,315	1.48%	4,988,112	21,328	1.69%	5,159,853	22,237	1.74%
Noninterest-bearing liabilities(4)(5)	1,191,546			1,174,824			1,283,406
Total liabilities	6,134,701			6,162,936			6,443,259
Permanent shareholders' equity	691,292			701,018			750,466
Total liabilities and shareholders' equity	$6,825,993			$6,863,954			$7,193,725
Net interest income (3)		$46,252			$46,202			$50,373
Net interest spread			2.62%			2.52%			2.76%
Impact of noninterest-bearing sources			0.31%			0.35%			0.35%
Net interest margin			2.93%			2.87%			3.11%

(1)	The average balances of nonaccrual assets and related income, if any, are included in their respective categories.

(2)	Includes loan balances that have been foreclosed and are recorded in other real estate owned.

(3)
Includes taxable-equivalent adjustments primarily related to tax-exempt income on certain loans and securities of $818 thousand, $436 thousand and $670 thousand for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively. The estimated federal statutory tax rate was 21% for all the periods presented.

(4)	Includes average balances of discontinued operations, which were impractical to remove for the periods presented. The net interest margin related to discontinued operations is immaterial.

(5)	Cost of deposits of 1.14%, 1.33% and 1.14% for the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

Consolidated Results of Operations

Net Income

Net income decreased in the first quarter of 2020 compared to the fourth quarter of 2019 primarily due to the $14.0 million provision for credit losses. The increase in the provision for credit losses was exclusively due to the forecasted economic impacts of the COVID-19 pandemic on our loan portfolio. This was partially offset by an increase in noninterest income due to an increase in gain on loan origination and sale activities and an increase in loan servicing income.

Net Interest Income

Net interest income decreased slightly in the first quarter of 2020 compared to the fourth quarter of 2019 primarily due to decreases in both the rate and volume of loans held for investment during the quarter. These changes are a result of the lower interest rate environment, as well as increased premium amortization expense on certain of our mortgage-backed securities, which reduces their effective yield, as expected prepayments shortened the remaining life of these investments. These changes were partially offset by a decrease in interest expense primarily due to a reduction in certain high-rate brokered and promotional certificate of deposit balances and lower rates paid on our interest-bearing deposit products in March 2020.

Our net interest margin, on a tax equivalent basis, increased from the fourth quarter of 2019 primarily due to a reduction in rates paid on interest-bearing deposits, lower balances of higher-cost brokered deposits, and the maturity of higher-rate promotional certificates of deposits. Although our loan rates also declined, approximately 29% of our variable rate loan portfolio were at contractual interest rate floors at quarter end, mitigating the impact of the general decline in interest rates on our net interest margin.

Provision for Credit Losses

The $14.0 million provision for credit losses in the first quarter of 2020 was exclusively due to the forecasted impacts of the COVID-19 pandemic on our loan portfolio. As of March 31, 2020, we expect that the markets in which we operate will have some deterioration in both collateral values and the economic outlook over the two-year forecast period, with negative risk factors peaking in the first year and modestly improving in the second year.

The allowance for credit losses for loans held for investment that are collectively evaluated consider eight qualitative factors (Q-Factors) for each loan pool including changes in collateral values and economic conditions.  The Q-Factors adjust the expected historic loss rates for current and forecasted conditions that are not incorporated into the historical loss information.

Management uses relevant available information from internal and external sources relating to past events, current conditions and reasonable and supportable forecasts.

In the first quarter 2020, the economic Q-Factor forecast was based on inputs from Moody’s economic scenarios released on March 27, 2020, which include COVID-19 pandemic effects. Final forecast inputs were based on Moody’s Baseline scenario. These results were compared to and consistent with results derived using forecast inputs from Moody’s Moderate Recession scenario.

Collateral Q-Factor forecast inputs were based on a combination of commercial real estate (“CRE”) forecasts provided by REIS, the Bank’s data provider for CRE market information released on February 3, 2020 and residential real estate forecasts from Moody’s economic scenarios released on March 27, 2020. To determine final forecast inputs for commercial real estate collateral values, REIS’ the baseline scenario was compared to two alternate COVID-19 pandemic scenarios. Final forecast inputs were based on Moody’s Baseline scenario.

Noninterest Income

The increase in noninterest income in the first quarter of 2020 compared to the fourth quarter of 2019 was primarily due to an increase in gain on loan origination and sale activities and an increase in loan servicing income. The increase in single-family gain on loan origination and sale activities is primarily related to higher interest rate lock commitments and profit margins due to strong refinancing activity fueled by historically low mortgage rates during the quarter. The increase in loan servicing income is primarily due to increased MSR risk management results.

Noninterest Expense

Noninterest expense in the first quarter of 2020 increased compared to the fourth quarter of 2019 primarily due to a $2.0 million recovery of stock-based compensation expense in the fourth quarter of 2019. This increase was partially offset by a decrease in occupancy costs as we reduced our headcount and the corresponding need for office space.
Income Taxes
Our effective income tax rate of 19.6% for the first quarter of 2020 differed from our combined Federal and blended state statutory tax rate of 23.7% primarily due to the benefit we received from tax-exempt interest income, excess tax benefit from share-based compensation, and bank-owned life insurance (“BOLI”).
Other
As of March 31, 2020, we had 996 full-time equivalent employees, a 7.0% net decrease from 1,071 full-time equivalent employees as of December 31, 2019. At March 31, 2020, we had 62 retail deposit branches and four primary stand-alone commercial lending centers. At April 23, 2020, all of our retail deposit branches were open and operating under the guidelines issued by Federal, state, and regional health departments.

Five Quarter Investment Securities

(in thousands, except for duration data)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Available for sale:
Mortgage-backed securities:
Residential	$84,746	$91,695	$109,581	$110,021	$112,146
Commercial	43,918	38,025	29,836	30,428	30,382
Collateralized mortgage obligations:
Residential	294,153	291,618	187,989	157,064	156,308
Commercial	160,770	156,154	109,543	124,579	122,969
Municipal bonds	452,633	341,318	380,093	357,097	351,360
Corporate debt securities	16,611	18,661	18,767	18,897	18,464
U.S. Treasury securities	1,314	1,307	1,309	1,311	11,037
Agency debentures	—	—	25,221	—	9,766
Total available for sale	1,054,145	938,778	862,339	799,397	812,432
Held to maturity	4,347	4,372	4,397	4,422	4,446
	$1,058,492	$943,150	$866,736	$803,819	$816,878

Weighted average duration in years - available for sale	3.9	4.1	3.7	3.8	4.4

Five Quarter Loans Held for Investment

(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Consumer loans
Single family (1)	$988,967	$1,072,706	$1,190,666	$1,261,910	$1,351,377
Home equity and other	525,544	553,376	589,411	610,801	607,328
Total consumer loans	1,514,511	1,626,082	1,780,077	1,872,711	1,958,705
Commercial real estate loans
Non-owner occupied commercial real estate	872,173	895,546	795,563	767,995	781,329
Multifamily	1,167,242	999,140	922,445	997,970	941,700
Construction/land development	626,969	701,762	762,341	778,800	836,844
Total commercial real estate loans	2,666,384	2,596,448	2,480,349	2,544,765	2,559,873
Commercial and industrial loans
Owner occupied commercial real estate	473,338	477,316	475,634	469,960	448,258
Commercial business	438,996	414,710	446,485	443,677	422,309
Total commercial and industrial loans	912,334	892,026	922,119	913,637	870,567
Total loans before allowance, net deferred loan fees and costs (2)	5,093,229	5,114,556	5,182,545	5,331,113	5,389,145
Allowance for credit losses	(58,299)	(41,772)	(43,437)	(43,254)	(43,176)
	$5,034,930	$5,072,784	$5,139,108	$5,287,859	$5,345,969

(1)
Includes $4.9 million, $3.5 million, $5.3 million, $4.5 million and $4.8 million of single family loans that are carried at fair value at March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

(2) Deferred loans fees and costs of $24.5 million, $25.7 million, $26.5 million and $25.6 million are now included within the carrying amounts of the respective loan balances as of December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively in order to conform to the current period presentation.

Five Quarter Loan Roll-forward

(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Loans - beginning balance (1)	$5,114,556	$5,182,545	$5,331,113	$5,389,145	$5,116,841
Originations	446,776	587,656	355,989	402,893	361,841
Purchases and advances	220,263	245,609	248,585	290,680	383,576
Payoffs, paydowns, sales and other (1)	(688,142)	(900,914)	(753,126)	(750,814)	(472,265)
Charge-offs and transfers to OREO	(224)	(340)	(16)	(791)	(848)
Loans - ending balance (1)	$5,093,229	$5,114,556	$5,182,545	$5,331,113	$5,389,145

Net change - loans outstanding	$(21,327)	$(67,989)	$(148,568)	$(58,032)	$272,304

(1) Deferred loans fees and costs of $24.5 million, $25.7 million, $26.5 million and $25.6 million are now included within the carrying amounts of the respective loan balances as of December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively, in order to conform to the current period presentation.

Five Quarter New Loan Commitment Trend

(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Consumer loans
Single family	$14,815	$19,748	$21,691	$28,249	$36,545
Home equity and other	24,585	31,546	43,196	84,361	96,768
Total consumer loans	39,400	51,294	64,887	112,610	133,313
Commercial real estate loans
Non-owner occupied commercial real estate	36,627	90,927	35,727	26,830	45,008
Multifamily	274,197	334,582	162,000	201,766	141,748
Construction/land development	185,884	249,781	170,918	198,280	147,030
Total commercial real estate loans	496,708	675,290	368,645	426,876	333,786
Commercial and industrial loans
Owner occupied commercial real estate	12,550	33,190	27,217	10,636	6,623
Commercial business	45,726	45,739	34,669	61,184	72,737
Total commercial and industrial loans	58,276	78,929	61,886	71,820	79,360
	$594,384	$805,513	$495,418	$611,306	$546,459
Loans Held for Investment
Loans held for investment at March 31, 2020 decreased $21.3 million or 0.4% compared to December 31, 2019 primarily due to ongoing high prepayment rates and seasonally lower production.

As part of our COVID-19 pandemic response, we have largely suspended the origination of:

•	C&I lending, except to support existing clients on a case-by-case basis

•	Commercial real estate related new construction and land loans;

•	Permanent loans on retail, office, industrial, or self-storage properties;

•	Residential construction related acquisition & development and raw land loans; and

•	Non-owner occupied and owner-occupied loans on 2-4 unit permanent residential properties.
We will continue to evaluate the suspension of product originations throughout the crisis.

Five Quarter Credit Quality Activity
Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Beginning balance	$42,837	$44,634	$44,628	$44,536	$42,913
Provision for credit losses	14,000	(2,000)	—	—	1,500
Recoveries, net of (charge-offs)	29	203	6	92	123
Impact of ASC 326 adoption (1)	3,740	—	—	—	—
Ending balance	$60,606	$42,837	$44,634	$44,628	$44,536
Components:
Allowance for credit losses	$58,299	$41,772	$43,437	$43,254	$43,176
Allowance for unfunded commitments	2,307	1,065	1,197	1,374	1,360
Allowance for credit losses including unfunded commitments	$60,606	$42,837	$44,634	$44,628	$44,536

Allowance for credit losses as a % of loans held for investment (2) (3)	1.14%	0.82%	0.84%	0.81%	0.80%
Allowance for credit losses as a % of nonaccrual loans (4)	449.32%	324.80%	349.37%	435.59%	271.99%

(1) In conjunction with adopting ASU 2016-13 on January 1, 2020 we recorded a decrease of $3.7 million to retained earnings on January 1, 2020 for the cumulative effect of adopting this guidance.
(2) In this calculation, loans held for investment includes loans that are carried at fair value.
(3) Prior to January 1, 2020 and the adoption of ASU 2016-13 CECL, this calculation represented the Allowance for Loan Losses/Total Loans.
(4) Prior to January 1, 2020 and the adoption of ASU 2016-13 CECL, this calculation represented the Allowance for Loan Losses/Non-Accrual Loans.

Five Quarter Nonperforming Assets

(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Nonaccrual loans (1)	$12,975	$12,861	$12,433	$9,930	$15,874
Other real estate owned	1,343	1,393	1,753	1,753	838
Total nonperforming assets (2)	$14,318	$14,254	$14,186	$11,683	$16,712

Nonaccrual loans as a % of total loans	0.25%	0.25%	0.24%	0.19%	0.29%
Nonperforming assets as a % of total assets	0.21%	0.21%	0.21%	0.16%	0.23%

(1)	Generally, loans are placed on nonaccrual status when they are 90 or more days past due, unless payment is insured by the FHA or guaranteed by the VA.

(2)
Includes $1.4 million, $1.3 million, $1.3 million, $1.4 million and $1.7 million of nonperforming loans guaranteed by the SBA at March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

Nonperforming Assets (NPAs) roll-forward

	Quarter Ended
(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Beginning balance	$14,254	$14,186	$11,683	$16,712	$12,074
Additions	2,932	3,606	5,205	3,329	6,887
Reductions:
Gross charge-offs	(155)	(9)	—	(40)	(4)
OREO sales	—	(360)	—	(180)	(455)
OREO write-downs and other adjustments	(51)	—	—	—	—
Principal paydowns, payoff advances, and equity adjustments	(1,907)	(1,345)	(1,428)	(6,547)	(1,695)
Transferred back to accrual status	(755)	(1,824)	(1,274)	(1,591)	(95)
Total reductions	(2,868)	(3,538)	(2,702)	(8,358)	(2,249)
Net additions (reductions)	64	68	2,503	(5,029)	4,638
Ending balance (1)	$14,318	$14,254	$14,186	$11,683	$16,712

(1)
Includes $1.4 million, $1.3 million, $1.3 million, $1.4 million and $1.7 million of nonperforming loans guaranteed by the SBA at March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

Delinquencies

(in thousands)	30-59 days past due	60-89 days past due	90 days or more past due	Total past due	Current	Total loans

March 31, 2020
Total loans held for investment	$7,082	$2,775	$33,820	$43,677	$5,049,552	$5,093,229
Less: FHA/VA loans (1)	5,192	2,102	20,845	28,139	64,760	92,899
Less: guaranteed portion of SBA loans (2)	—	—	1,434	1,434	3,593	5,027
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,890	$673	$11,541	$14,104	$4,981,199	$4,995,303
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.04%	0.01%	0.23%	0.28%	99.72%	100.00%

December 31, 2019
Total loans held for investment	$6,575	$4,633	$32,563	$43,771	$5,070,785	$5,114,556	(3)
Less: FHA/VA loans (1)	4,651	2,754	19,702	27,107	63,688	90,795
Less: guaranteed portion of SBA loans (2)	—	—	1,306	1,306	3,385	4,691
Total loans, excluding FHA/VA and guaranteed portion of SBA loans	$1,924	$1,879	$11,555	$15,358	$5,003,712	$5,019,070
As a % of total loans, excluding FHA/VA and guaranteed portion of SBA loans	0.04%	0.04%	0.23%	0.31%	99.69%	100.00%

(1)	Represents loans whose repayments are insured by the FHA or guaranteed by the VA.

(2)	Represents the portion of loans whose repayments are guaranteed by the SBA.

(3)	Deferred loans fees and costs of $24.5 million are now included within the carrying amounts of the loan balances as of December 31, 2019, in order to conform to the current period presentation.
Asset Quality
As of March 31, 2020 nonperforming assets remained low at 0.21% of total assets. The delinquency rate (excluding FHA/VA insured and guaranteed portion of SBA loans) was 0.28% at March 31, 2020 compared to 0.31% at December 31, 2019. The decrease was related primarily to lower consumer loan delinquencies.

As a consequence of COVID-19 we have received and are evaluating and processing forbearance requests from our borrowers.

As of April 23, 2020, we have received the following forbearance requests.

	Requests			Granted
(dollars in thousands)	Number of loans	Amount		Number of loans	Amount
Single family	150	$58,472		150	$58,472
Commercial real estate	18	98,583		—	—
Residential construction	11	10,254		—	—
Commercial and industrial	291	211,012	(1)	156	123,656
Total loans	470	$378,321		306	$182,128

(1) We have made Paycheck Protection Program loans for 106 of these C&I loans before funding was exhausted and we are expecting to make 113 more from the subsequent additional allocation to the program.

We are evaluating all loan modifications executed for eligibility under section 4013 of the CARES Act and other interagency guidance, which provides that short-term modifications made on a good faith basis in response to COVID-19 to Borrowers who were current prior to any relief are not Troubled Debt Restructurings (TDRs).

Allocation of Allowance for Credit Losses by Product Type

(in thousands)	December 31, 2019 Incurred ALLL		CECL Adoption Impact	January 1, 2020 CECL adoption		Reserve Build	March 31, 2020 Allowance for Credit Losses
Allowance for credit losses including unfunded commitments	Reserve Balance	Reserve Rate		Reserve Balance	Reserve Rate		Reserve Balance	Reserve Rate
Single family	$6,450	0.60%	$468	6,918	0.64%	1,669	8,587	0.87%
Single family custom home construction	1,003	0.58%	200	1,203	0.70%	309	1,512	0.97%
Home equity and other	6,233	1.13%	4,635	10,868	1.96%	1,540	12,408	2.36%
Total consumer loans	13,686	0.76%	5,303	18,989	1.06%	3,518	22,507	1.35%

Non-owner occupied commercial real estate	7,245	0.81%	(3,392)	3,853	0.43%	5,168	9,021	1.03%
Multifamily	7,015	0.70%	(2,977)	4,038	0.40%	227	4,265	0.37%
Residential construction	3,800	1.33%	4,280	8,080	2.84%	(1,495)	6,585	2.53%
Commercial real estate/Multifamily construction	3,472	1.42%	578	4,050	1.66%	(450)	3,600	1.71%
Total commercial real estate loans	21,532	0.89%	(1,511)	20,021	0.83%	3,450	23,471	0.94%

Owner occupied commercial real estate	3,639	0.76%	(2,459)	1,180	0.25%	2,980	4,160	0.88%
Commercial business	2,915	0.70%	510	3,425	0.83%	4,736	8,161	1.86%
Total commercial and industrial loans	6,554	0.73%	(1,949)	4,605	0.52%	7,716	12,321	1.35%
Total allowance for credit losses	$41,772	0.82%	$1,843	$43,615	0.85%	$14,684	$58,299	1.14%
Allowance for unfunded lending commitments	1,065		1,897	2,962		(655)	2,307
Allowance for credit losses including unfunded commitments	$42,837		$3,740	$46,577		$14,029	$60,606

On January 1, 2020, we adopted the Current Expected Credit Losses ("CECL") accounting standard. CECL replaces the ALLL incurred loss model in US GAAP with an allowance for credit losses methodology that reflects expected credit losses and requires consideration of a broader range of reasonably forecasted information to determine credit loss reserve estimates. The adoption of CECL resulted in an increase in our allowance for credit losses of $3.7 million at January 1, 2020, or 9%, as compared to our December 31, 2019 aggregate reserve levels. This adjustment was recorded to retained earnings and did not impact net income. The newly adopted standard is reflected in our first quarter 2020 financial results.
The allowance for credit losses at March 31, 2020 increased as compared to December 31, 2019 Allowance for Loan and Lease Losses due to the implementation of CECL and the forecasted economic impacts of the COVID-19 pandemic. The ACL/Loan ratio was 1.14% compared to 0.85% in the CECL calculated ratio at December 31, 2019. In general, the Bank has experienced net recoveries since 2015 combined with strong credit quality trends as evidenced by our low nonperforming loan to total loan ratio. Our portfolio includes pools of government guaranteed loans which require nominal reserve amounts due to the government guarantee. These factors support the current ACL/Loan ratio as compared to December 31, 2019. Although our credit quality remains strong, it is still too early to determine the full impacts of the COVID-19 pandemic and additional provisions to the ACL may be necessary in future periods.

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	Mar. 31, 2020	Dec. 31, 2019		Sept. 30, 2019		June 30, 2019		Mar. 31, 2019

Loan originations
Commercial loans	$69,818	$61,303		$60,278		$72,142		$3,367
Single family loans	339,881	442,445	(3)	652,208	(3)	1,462,780	(3)	1,042,094	(3)
Loans sold (2)
Commercial loans	$282,457	$257,378		$270,753		$151,662		$164,071
Single family loans	309,853	572,430	(3)	893,959	(3)	1,454,064	(3)	1,004,849	(3)
Net gain on loan origination and sale activities (2)
Commercial loans	$4,710	$5,313		$6,693		$2,826		$2,660
Single family loans	17,831	8,074		9,628		33,549		35,435
	$22,541	$13,387	(3)	$16,321	(3)	$36,375	(3)	$38,095	(3)

(1) DUS@ is a registered trademark of Fannie Mae.
(2) Includes loans originated as held for investment.
(3) Includes both continuing and discontinued operations.

The net gain on loan origination and sale activities during the quarter was primarily driven by an 87% increase over the prior quarter in single-family rate lock volume due to strong refinancing activity caused by historically low mortgage rates. Single family rate locks were $565.7 million in the first quarter of 2020 compared to $302.8 million in the fourth quarter of 2019.

Loans Serviced for Others

(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Commercial loans serviced for others	$1,661,038	$1,618,876	$1,576,714	$1,535,522	$1,521,597
Single family loans serviced for others (1)	6,772,912	7,023,441	7,014,265	6,790,955	6,052,394
Total loans serviced for others	$8,433,950	$8,642,317	$8,590,979	$8,326,477	$7,573,991

(1)	Excludes interim loan servicing from first quarter 2019 sale of single family mortgage servicing rights.

Loan Servicing Income

	Quarter Ended
(in thousands)	Mar. 31, 2020	Dec. 31, 2019		Sept. 30, 2019		June 30, 2019		Mar. 31, 2019

Commercial loan servicing income, net:
Servicing fees and other	$2,556	$2,312		$2,202		$2,183		$2,419
Amortization of capitalized MSRs	(1,511)	(1,426)		(1,315)		(1,102)		(1,376)
Commercial loan servicing income	1,045	886		887		1,081		1,043

Single family servicing income, net:
Servicing fees and other	4,979	5,149		5,252		3,883		14,158
Changes in fair value of single family MSRs due to amortization (2)	(3,494)	(3,776)		(4,489)		(3,422)		(8,983)
	1,485	1,373	(1)	763	(1)	461	(1)	5,175	(1)
Risk management, single family MSRs:
Changes in fair value of MSR due to changes in model inputs and/or assumptions (3)(4)	(16,844)	5,189		(7,501)		(9,414)		(4,498)
Net gain (loss) from derivatives economically hedging MSR	19,921	(5,482)		9,040		7,194		3,683
	3,077	(293)		1,539		(2,220)		(815)
Single family servicing income (loss)	4,562	1,080		2,302		(1,759)		4,360

Total loan servicing income (loss)	$5,607	$1,966	(1)	$3,189	(1)	$(678)	(1)	$5,403	(1)

(1)	Includes both continuing and discontinued operations.

(2)	Represents changes due to collection/realization of expected cash flows and curtailments.

(3)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

(4)
Includes pre-tax income of zero, $22 thousand, $333 thousand, pre-tax loss of $2.0 million and pre-tax income of $774 thousand, net of transaction costs and prepayment reserves, for the first quarter of 2020, fourth quarter of 2019, third quarter 2019, second quarter of 2019 and first quarter of 2019, respectively, from sales of single family MSRs.

Significantly positive single family MSR risk management results were the main driver for increased servicing income during the quarter. Participants in the primary mortgage market, HomeStreet included, have responded to both capacity constraints created by the large volume surge and market uncertainty by increasing gain on sale margins. This change in mortgage pricing resulted in primary mortgage rates not declining to the same extent as secondary mortgage rates during the quarter, driving the positive variance between the change in fair value of our MSRs and our related hedge instruments.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Commercial Mortgage Servicing Rights
Beginning balance	$29,494	$28,801	$27,227	$27,692	28,328
Originations	1,957	1,902	2,770	530	630
Amortization	(1,331)	(1,209)	(1,196)	(995)	(1,266)
Ending balance	$30,120	$29,494	$28,801	$27,227	$27,692
Ratio of MSR carrying value to related loans serviced for others	1.88%	1.90%	1.91%	1.86%	1.92%

Single Family Mortgage Servicing Rights
Beginning balance	$68,109	$61,823	$67,723	$68,250	$252,168
Additions and amortization:
Originations	2,162	4,895	6,408	10,184	7,287
Purchases	—	—	14	—	—
Sale of servicing rights	—	—	—	—	(176,944)
Changes due to amortization (1)	(3,494)	(3,776)	(4,489)	(3,422)	(8,983)
Net additions and amortization	(1,332)	1,119	1,933	6,762	(178,640)
Changes in fair value due to changes in model inputs and/or assumptions (2)(3)	(16,844)	5,167	(7,833)	(7,289)	(5,278)
Ending balance	$49,933	$68,109	$61,823	$67,723	$68,250
Ratio of MSR carrying value to related loans serviced for others	0.74%	0.98%	0.88%	1.00%	1.13%

(1)     Represents changes due to collection/realization of expected cash flows and curtailments.

(2)	Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.
(3) Includes pre-tax income of zero, $22 thousand and $333 thousand, pre-tax loss of $2.0 million and pre-tax income of $774 thousand, net of transaction costs and prepayment reserves, for the first quarter of 2020, fourth quarter of 2019, third quarter of 2019, second quarter of 2019 and the first quarter of 2019, respectively, sales of single family MSRs.

Five Quarter Deposits

(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Deposits by Product: (1)
Noninterest-bearing accounts - checking and savings	$768,776	$704,743	$698,714	$684,898	$683,840
Interest-bearing transaction and savings deposits:
NOW accounts	420,606	373,832	421,750	444,130	415,402
Statement savings accounts due on demand	222,821	219,182	220,401	227,762	241,747
Money market accounts due on demand	2,299,442	2,224,494	2,073,907	1,995,244	2,014,662
Total interest-bearing transaction and savings deposits	2,942,869	2,817,508	2,716,058	2,667,136	2,671,811
Total transaction and savings deposits	3,711,645	3,522,251	3,414,772	3,352,034	3,355,651
Certificates of deposit	1,297,924	1,614,533	2,135,869	2,060,376	1,644,768
Noninterest-bearing accounts - other	247,488	203,175	253,666	311,287	397,015
Total deposits	$5,257,057	$5,339,959	$5,804,307	$5,723,697	$5,397,434

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	14.6%	13.2%	12.0%	12.0%	12.7%
Interest-bearing transaction and savings deposits:
NOW accounts	8.0	7.0	7.3	7.8	7.7
Statement savings accounts, due on demand	4.2	4.1	3.8	4.0	4.5
Money market accounts, due on demand	43.7	41.7	35.7	34.9	37.3
Total interest-bearing transaction and savings deposits	55.9	52.8	46.8	46.7	49.5
Total transaction and savings deposits	70.5	66.0	58.8	58.7	62.2
Certificates of deposit	24.7	30.2	36.8	36.0	30.5
Noninterest-bearing accounts - other	4.8	3.8	4.4	5.3	7.3
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

(1)
Includes $132.8 million, $219.1 million in servicing deposits related to discontinued operations for the periods ended June 30, 2019 and March 31, 2019, respectively. There were no similar balances at March 31, 2020, December 31, 2019 and September 30, 2019.

Deposits
The decrease in deposits from December 31, 2019 was primarily driven by a decrease in the amount of certain high-rate brokered deposits and the maturity of promotional certificate of deposits that we previously issued to fund the transfer of servicing related deposits in 2019. The decrease was offset by increases of $72.6 million, or 4.5%, and $117.5 million, or 6.1%, of business and consumer core deposits - checking, savings and money market deposits, respectively.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we have disclosed the following non-GAAP financial measures: core net income, core diluted income per common share, core net income from continuing operations, core diluted income from continuing operations per common share and core efficiency ratios, which in each case excludes acquisition-related items, net of tax and restructuring-related items, net of tax. In addition, we have disclosed Core Pre-Provision Operating Income from continuing operations, which excludes the provision for credit losses, acquisition and restructuring related items. We have also disclosed adjusted noninterest expense from both continuing operations and continuing operations and discontinued operations consolidated, which excludes acquisition-related items and restructuring-related items. We have also presented return on average shareholders' equity, return on average tangible shareholders' equity, and return on average assets, which in each case excludes restructuring related items, net of tax and acquisition-related items, net of tax. Our management believes that these non-GAAP financial measures provide meaningful supplemental financial information regarding our results of core operations by excluding certain loss on disposal and restructuring-related expenses, as well as acquisition-related revenues and expenses, each of which may not be indicative of our expected recurring results of operations.

We also have disclosed tangible shareholders' equity, tangible book value per share of common stock, average tangible shareholders' equity and return on average tangible shareholders' equity which are also non-GAAP financial measures.

We believe that both management and investors benefit from referring to each of the above non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to our historical performance, as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are available to institutional investors and analysts to help them assess the strength of our business on a normalized basis.

The presentation of all of the above non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Below we present a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	Quarter Ended
(dollars in thousands, except share data)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Shareholders' equity	$677,314	$679,723	$691,136	$723,910	$747,031
Less: Goodwill and other intangibles	(33,908)	(34,252)	(36,341)	(36,771)	(36,919)
Tangible shareholders' equity (1)	$643,406	$645,471	$654,795	$687,139	$710,112

Common shares outstanding	23,376,793	23,890,855	24,408,513	26,085,164	27,038,257

Shareholders' equity per share	$28.97	$28.45	$28.32	$27.75	$27.63
Impact of goodwill and other intangibles	(1.45)	(1.43)	(1.49)	(1.41)	(1.37)
Tangible book value per share (2)	$27.52	$27.02	$26.83	$26.34	$26.26

Average shareholders' equity	$691,292	$701,018	$693,475	$741,330	$750,466
Less: Average goodwill and other intangibles	(34,125)	(35,050)	(36,617)	(36,604)	(28,611)
Average tangible shareholders' equity	$657,167	$665,968	$656,858	$704,726	$721,855

Return on average shareholders' equity	4.13%	6.27%	7.98%	(3.02)%	(0.91)%
Impact of goodwill and other intangibles	0.22%	0.33%	0.44%	(0.15)%	(0.04)%
Return on average tangible shareholders' equity (2)	4.35%	6.60%	8.42%	(3.17)%	(0.95)%

Return on average shareholders' equity	4.13%	6.27%	7.98%	(3.02)%	(0.91)%
Impact of loss on exit or disposal and restructuring-related expenses (net of tax)	0.56%	0.97%	(0.19)%	5.23%	5.10%
Impact of acquisition-related expenses (net of tax)	0.01%	0.02%	—%	(0.02)%	0.15%
Return on average shareholders' equity, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related (net of tax) and acquisition-related expenses (net of tax)	4.70%	7.26%	7.79%	2.19%	4.34%

Return on average assets	0.42%	0.64%	0.79%	(0.31)%	(0.10)%
Impact of loss on exit or disposal and restructuring-related expenses (recoveries) net of tax	0.06%	0.10%	(0.02)%	0.53%	0.53%
Impact of acquisition-related expenses (net of tax)	—%	—%	—%	—%	0.02%
Return on average assets, excluding income tax reform-related benefit, loss on exit or disposal and restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.48%	0.74%	0.77%	0.22%	0.45%

(1)
Tangible shareholders' equity is considered a non-GAAP financial measure and should be viewed in conjunction with shareholders' equity. Tangible shareholders' equity is calculated by deducting goodwill and intangible assets (excluding loan servicing rights) from shareholders' equity.

(2)
Tangible book value, a non-GAAP financial measure, is calculated by dividing tangible shareholders' equity by the number of common shares outstanding. The return on average tangible shareholders' equity, a non-GAAP financial measure is calculated by dividing net earnings available to common shareholders (annualized) by average tangible shareholders' equity.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

Quarter Ended

(in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Consolidated results:
Net income (loss)	$7,139	$10,988	$13,827	$(5,588)	$(1,715)
Impact of loss on exit or disposal and restructuring-related expenses (recoveries), net of tax	960	1,699	(326)	9,697	9,564
Impact of acquisition-related expenses (recoveries), net of tax	11	28	4	(33)	290
Core net income	$8,110	$12,715	$13,505	$4,076	$8,139

Noninterest expense (2)	55,184	56,540	57,644	101,585	97,700
Impact of loss on exit or disposal and restructuring-related (expenses) recoveries (1)	(1,215)	(2,150)	413	(12,274)	(12,106)
Impact of acquisition-related (expenses) recoveries	(14)	(36)	(5)	42	(367)
Noninterest expense, excluding restructuring and acquisition-related recoveries	$53,955	$54,354	$58,052	$89,353	$85,227

Efficiency ratio	70.69%	83.87%	78.08%	106.83%	100.66%
Impact of loss on exit or disposal and restructuring-related (expenses) recoveries	(1.56)%	(3.19)%	0.56%	(12.91)%	(12.47)%
Impact of acquisition-related (expenses) recoveries	(0.02)%	(0.05)%	(0.01)%	0.04%	(0.38)%
Core efficiency ratio	69.11%	80.63%	78.63%	93.96%	87.81%

Diluted earnings per common share	$0.30	$0.45	$0.55	$(0.22)	$(0.06)
Impact of loss on exit or disposal and restructuring-related expenses (recoveries), net of tax	0.04	0.07	(0.01)	0.36	0.35
Impact of acquisition-related expenses, net of tax	—	—	—	—	0.01
Core diluted earnings per common share	$0.34	$0.52	$0.54	$0.14	$0.30

Return on average tangible shareholders' equity	4.35%	6.60%	8.42%	(3.17)%	(0.95)%
Impact of loss on exit or disposal and restructuring-related expenses (recoveries), net of tax	0.58%	1.02%	(0.20)%	5.50%	5.30%
Impact of acquisition-related expenses (recoveries), net of tax	0.01%	0.02%	—%	(0.02)%	0.16%
Return on average tangible shareholders' equity, excluding loss on exit or disposal and restructuring-related expenses, net of tax, and acquisition-related expenses (recoveries), net of tax	4.94%	7.64%	8.22%	2.31%	4.51%

Results for Continuing Operations(3)
Return on average shareholders' equity	4.13%	7.48%	7.88%	4.80%	2.70%
Impact of restructuring-related expenses (recoveries), net of tax	0.56%	1.03%	0.39%	0.63%	(0.05)%
Impact of acquisition-related expenses (net of tax)	0.01%	0.02%	—%	(0.02)%	0.15%
Return on average shareholders' equity, excluding restructuring-related expenses (recoveries),net of tax and acquisition-related expenses, net of tax	4.70%	8.53%	8.27%	5.41%	2.80%

Return on average assets (4)	0.42%	0.76%	0.78%	0.49%	0.28%
Impact of restructuring-related expenses (recoveries), net of tax	0.06%	0.11%	0.04%	0.06%	(0.01)%
Impact of acquisition-related expenses, net of tax	—%	—%	—%	—%	0.02%
Return on average assets, excluding restructuring-related (net of tax) and acquisition-related expenses (net of tax)	0.48%	0.87%	0.82%	0.55%	0.29%

Return on average shareholders' equity	4.13%	7.48%	7.88%	4.80%	2.70%
Impact of goodwill and other intangibles	0.22%	0.39%	0.44%	0.25%	0.10%
Return on average tangible shareholders' equity	4.35%	7.87%	8.32%	5.05%	2.80%

Impact of restructuring-related expenses (recoveries), net of tax	0.58%	1.09%	0.41%	0.66%	(0.05)%
Impact of acquisition-related expenses (recoveries) , net of tax	0.01%	0.02%	—%	(0.02)%	0.16%
Return on average tangible shareholders' equity, excluding restructuring-related expenses, net of tax, and acquisition-related expenses (recoveries), net of tax	4.94%	8.98%	8.73%	5.69%	2.91%

Net income from continuing operations	$7,139	$13,105	$13,665	$8,892	$5,058
Impact of restructuring-related expenses (recoveries), net of tax	960	1,811	669	1,159	(93)

Impact of acquisition-related expenses (recoveries), net of tax	11	28	4	(33)	290
Core net income from continuing operations	$8,110	$14,944	$14,338	$10,018	$5,255

Noninterest expense from continuing operations	$55,184	$53,215	$55,721	$58,832	$47,846
Impact of restructuring-related (expenses) recoveries	(1,215)	(2,292)	(847)	(1,467)	118
Impact of acquisition-related (expenses) recoveries	(14)	(36)	(5)	42	(367)
Noninterest expense from continuing operations, excluding restructuring and acquisition-related expenses	$53,955	$50,887	$54,869	$57,407	$47,597

Income from continuing operations before income taxes	$8,880	16,228	15,993	10,184	6,303
Provision for credit losses	14,000	(2,000)	—	—	1,500
Pre provision operating income	22,880	14,228	15,993	10,184	7,803
Impact of restructuring-related (expenses) recoveries	1,215	2,292	847	1,467	(118)
Impact of acquisition-related (expenses) recoveries	14	36	5	(42)	367
Core pre provision net operating income from continuing operations	$24,109	$16,556	$16,845	$11,609	$8,052

Efficiency ratio	70.69%	78.90%	77.70%	85.24%	85.98%
Impact of restructuring-related (expenses) recoveries	(1.56)%	(3.40)%	(1.18)%	(2.13)%	0.21%
Impact of acquisition-related (expenses) recoveries	(0.02)%	(0.05)%	(0.01)%	0.06%	(0.66)%
Core efficiency ratio	69.11%	75.45%	76.51%	83.17%	85.53%

Diluted earnings per common share from continuing operations	$0.30	$0.54	$0.54	$0.32	$0.19
Impact of restructuring-related expenses, net of tax	0.04	0.07	0.03	0.04	—
Impact of acquisition-related expenses, net of tax	—	—	—	—	0.01
Core diluted earnings per common share from continuing operations	$0.34	$0.61	$0.57	$0.36	$0.20

(1)
The first quarter of 2020 includes $147 thousand expense related to severance and other related costs, and $573 thousand cost expense related to facilities & IT expenses and $495 thousand on other related expenses. The fourth quarter 2019 includes $755 thousand expense related to severance and other related costs, and $768 thousand cost expenses related to facilities & IT expenses, $22 thousand gain on sale of MSR and $649 thousand other related expenses. The third quarter 2019 includes $892 thousand expense related to severance and other related costs, and $1.5 million cost recoveries related to facilities & IT expenses, $333 thousand gain on sale of MSR and $488 thousand income other related expenses. The second quarter 2019 includes $5.1 million, $3.5 million, $2.0 million and $1.6 million expenses related to facilities & IT, severance, loss on mortgage servicing sales and other related expenses. The first quarter of 2019 includes facilities & IT, severance and other related, and other related expenses of $10.7 million, $1.0 million and $1.2 million and gain on sale of MSR of $774 thousand.

(2)
Includes noninterest expense from discontinued operations in the amount of $0.0 million, $3.3 million, $1.9 million, $42.8 million and $49.9 million for the three months ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019 and March 31, 2019, respectively.

(3)	Discontinued operations accounting was terminated effective January 1, 2020, as it was no longer material to our operations.

(4)	Includes assets of continuing and discontinued operations.

Forward-Looking Statements

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank and their operations, performance, financial condition and likelihood of success, as well as plans and expectations for future actions and events. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us, and include statements about the impacts of COVID-19 on our business and operating strategies and plans and on the economies and communities we serve, our expectations about future performance and financial condition, long term value creation, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, the nature and magnitude of additional expected charges related the exit of our home loan center-based mortgage operations . When used in this press release, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will" and "would" and similar expressions (including the negative of these terms) may help identify forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond management's control. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date.

We caution readers that a number of factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Among other things, we face limitations and risks associated with the ongoing impacts of COVID-19 and the extent to which it has impacted and will impact our business, operations and performance, and which could have a negative impact on our credit portfolio, borrowers, and share price, recent restructuring activities, the ongoing need to anticipate and address similar issues affecting our business, and challenges to our ability to efficiently expand our banking operations, meet our growth targets, maintain our competitive position and generate positive net income and cash flow, and the appropriate allocation of our prior operations between continuing operations and discontinued operations. These limitations and risks include unexpected costs, charges or expenses relating to or resulting from the disposition of our stand-alone home loan centers and sale of a significant portion of our mortgage servicing rights portfolio; our inability to implement all or a significant portion of the cost reduction measures we have identified, the risk of adverse impacts to our business of reducing the size of our operations; changes in general political and economic conditions that impact our markets and our business; actions by the Federal Reserve Board, the FDIC and financial market conditions that affect monetary and fiscal policy; regulatory and legislative actions that may increase capital requirements or otherwise constrain our ability to do business, including new or changing interpretations of existing statutes or regulations and restrictions, fines or penalties that could be imposed by our regulators on certain aspects of our operations or on our growth initiatives and acquisition activities; our ability to maintain electronic and physical security of our customer data and our information systems; our ability to maintain compliance with current and evolving laws and regulations; our ability to attract and retain key personnel; employee litigation risk arising from current or past operations including but not limited to various restructuring activities undertaken by the Bank in recent years; our ability to make accurate estimates of the value of our non-cash assets and liabilities; our ability to operate our business efficiently in a time of lower revenues and increases in the competition in our industry and across our markets; and the extent of our success in resolving problem assets. The results of our restructuring activities and cost efficiency measures may fall short of our financial and operational expectations. In addition, we may not recognize all or a substantial portion of the value of our rate-lock loan activity due to challenges our customers may face in meeting current underwriting standards; decreases in interest rates; increase in competition for loans; unfavorable changes in general economic conditions, including housing prices,unemployment rates, the job market; the impact of natural disasters; the ability of our customers to meet their debt obligations; consumer confidence and spending habits either nationally or in the regional and local market areas in which we do business; and recent and future legislative or regulatory actions or reform that affect us directly or our business or the banking or mortgage industries more generally. A discussion of the factors that may pose a risk to the achievement of our business goals and our operational and financial objectives is contained in our Annual Report on Form 10-K for the year ended December 31, 2019, which we update from time to time in our filings with the Securities and Exchange Commission. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

The information contained herein is unaudited, although certain information related to the year ended December 31, 2019 has been derived from our audited financial statements for the year then ended as included in our 2019 Form 10-K. All financial data for the year end December 31, 2019 should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2019 and the notes to such consolidated financial statements of HomeStreet, Inc. and subsidiaries as of and for the fiscal year ended December 31, 2019, as contained in the Company's Annual Report on Form 10-K for such fiscal year.